CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Oppenheimer Russell 1000® Dynamic Multifactor ETF and Oppenheimer Russell 2000® Dynamic Multifactor ETF, each a series of Oppenheimer Revenue Weighted ETF Trust, under the headings “Counsel and Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company

Cohen & Company, Ltd.

Cleveland, Ohio

October 18, 2017